INDIVIDUAL FLEXIBLE PREMIUM
VARIABLE ANNUITY CONTRACT

Hartford Life Insurance Company
P.O. Box 2999
Hartford, Connecticut 06104-2999
(a stock life insurance company, herein called the Company)

Unless otherwise directed by the Contract Owner, the Company agrees to pay the named Annuitant, on the Annuity Commencement Date, if the Annuitant and Contract Owner are then living, the first of a series of annuity payments the frequency, period and dollar amounts of which shall be determined on the basis as set forth herein, in accordance with the Annuity Option selected.

This contract is issued in consideration of the payment of the initial premium payment.

This contract is subject to the laws of the jurisdiction where it is delivered.

The Contract Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the contract.

RIGHT TO EXAMINE CONTRACT

We want you to be satisfied with the contract you have purchased. We urge you to closely examine its provisions. If for any reason you are not satisfied with your purchase you may surrender the contract by returning the contract within ten days after you receive it. A written request for cancellation must accompany the contract. In such event, we will pay to the Contract Owner an amount equal to the sum of (i) the difference between the premiums paid and the amounts allocated to any Account under the contract and (ii) the Contract Value on the date of surrender. The Contract Owner bears only the investment risk during the period prior to the Company’s receipt of request for cancellation.

Signed for the Company

Premium Payments are flexible as described herein.

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SUB-ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED UNDER VALUATION PROVISIONS, PAGES 9 AND 1O.

HLVA94                                      Printed in U.S.A.
P454R0.FRM     N454R0.FRM

TABLE OF CONTENTS

Page

Contract Specifications     3

Definition of Certain Terms     4

Premium Payments Provision    5

Contract Control Provisions    6

General Provisions    7

Valuation Provisions    9

Termination Provision 10

Settlement Provisions 12

Annuity Tables 15

HLVA94 Made in U.S.A.
455R0.FRM

FUND OPTIONS:

THE INITIAL PREMIUM PAYMENT WILL BE ALLOCATED AS SPECIFIED IN YOUR APPLICATION. THE SAME ALLOCATIONS WILL BE MADE FOR SUBSEQUENT PREMIUM PAYMENTS UNLESS YOU CHANGE THE ALLOCATION OR, AT THE TIME OF A PREMIUM PAYMENT, YOU INSTRUCT US TO ALLOCATE THAT PAYMENT DIFFERENTLY.

SEPARATE ACCOUNT:    HARTFORD LIFE INSURANCE COMPANY
SEPARATE ACCOUNT TWO

SUB-ACCOUNT	BASED ON

ADVISERS FUND	HARTFORD ADVISERS HLS FUND (IA), INC.

BOND FUND	HARTFORD BOND HLS FUND (IA), INC.

CAPITAL APPRECIATION FUND	HARTFORD CAPITAL APPRECIATION HLS FUND (IA), INC.

DIVIDEND AND GROWTH FUND	HARTFORD DIVIDEND AND GROWTH HLS FUND (IA), INC.

GROWTH AND INCOME FUND	HARTFORD GROWTH AND INCOME HLS FUND (IA), INC.

INDEX FUND	HARTFORD INDEX HLS FUND (IA), INC.

INTERNATIONAL ADVISERS FUND	HARTFORD INTERNATIONAL ADVISERS HLS FUND
(IA), INC.

INTERNATIONAL OPPORTUNITIES FUND	HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND
(IA), INC.

MIDCAP FUND	HARTFORD MIDCAP HLS FUND (IA), INC.

MONEY MARKET FUND	HARTFORD MONEY MARKET HLS FUND (IA), INC.

MORTGAGE SECURITIES FUND	HARTFORD MORTGAGE SECURITIES HLS FUND (IA), INC.

SMALL COMPANY FUND	HARTFORD SMALL COMPANY HLS FUND (IA), INC.

STOCK FUND	HARTFORD STOCK HLS FUND (IA), INC.

OR OTHER FUNDS AS MAY BE MADE AVAILABLE FROM TIME TO TIME.

HLVA94-3DIR    Page 3 (Continued)    Printed in U.S.A.
M537R3.FRM

CONTINGENT DEFERRED SALES CHARGES:
SUBJECT TO THE ANNUAL WITHDRAWAL AMOUNT, SURRENDERS OF CONTRACT VALUES ATTRIBUTABLE TO PREMIUM PAYMENTS MAY BE SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE ("CHARGE"). THE LENGTH OF TIME FROM RECEIPT OF THE PREMIUM PAYMENT TO THE TIME OF SURRENDER DETERMINES THE CHARGE.

DURING THE FIRST SEVEN CONTRACT YEARS, ALL SURRENDERS WILL BE FIRST FROM PREMIUM PAYMENTS AND THEN FROM EARNINGS. IF AN AMOUNT EQUAL TO ALL PREMIUM PAYMENTS HAS BEEN SURRENDERED, A CHARGE WILL NOT BE ASSESSED AGAINST THE SURRENDER OF THE REMAINING CONTRACT VALUE.

AFTER THE SEVENTH CONTRACT YEAR, ALL SURRENDERS WILL BE FIRST FROM EARNINGS AND THEN FROM PREMIUM PAYMENTS. A CHARGE WILL NOT BE ASSESSED AGAINST THE SURRENDER OF EARNINGS. IF AN AMOUNT EQUAL TO ALL EARNINGS HAS BEEN SURRENDERED, A CHARGE WILL NOT BE ASSESSED AGAINST PREMIUM PAYMENTS RECEIVED MORE THAN SEVEN YEARS PRIOR TO SURRENDER, BUT WILL BE ASSESSED AGAINST PREMIUM PAYMENTS RECEIVED LESS THAN SEVEN YEARS PRIOR TO SURRENDER. FOR THIS PURPOSE, PREMIUM PAYMENTS WILL BE DEEMED TO BE SURRENDERED IN THE ORDER IN WHICH THEY WERE RECEIVED.

THE CHARGE IS A PERCENTAGE OF THE AMOUNT SURRENDERED (NOT TO EXCEED THE AGGREGATE AMOUNT OF THE PREMIUM PAYMENTS MADE) AND EQUALS:

LENGTH OF TIME FROM PREMIUM PAYMENT
CHARGE    (NUMBER OF YEARS)

6%    1
6%    2
5%    3
5%    4
4%    5
3%    6
2%    7
0%    8 AND THEREAFTER

NO CONTINGENT DEFERRED SALES CHARGES WILL BE ASSESSED IN THE EVENT THE CONTRACT TERMINATES DUE TO THE DEATH OF THE ANNUITANT OR CONTRACT OWNER (AS APPLICABLE), OR IF CONTRACT VALUES ARE APPLIED TO AN ANNUITY OPTION PROVIDED FOR UNDER THIS CONTRACT (PROVIDED HOWEVER, ANY SURRENDER OUT OF OPTION 4 WILL BE SUBJECT TO CONTINGENT DEFERRED SALES CHARGES, IF APPLICABLE), OR IF THE CONTRACT IS SURRENDERED ON OR AFTER THE ANNUITANT’S 90TH BIRTHDAY, OR UPON THE EXERCISE OF THE ANNUAL WITHDRAWAL AMOUNT.

HLVA94-3DIR    Page 3 (Continued)    Printed in U.S.A.

DEFINITION OF	Account - Any of the Sub-Accounts or the Fixed Account.

CERTAIN TERMS
Accumulation Unit - An accounting unit of measure used to calculate the value of a Sub-Account of this contract before annuity payments begin.

Administrative Office of the Company - Currently located at 200 Hopmeadow St., Simsbury, Ct. All correspondence concerning this contract should be sent to our mailing address at P.O. Box 2999, Attn: Individual Annuity Operations, Hartford, CT 06104-2999.

Annual Withdrawal Amount - The amount that can be withdrawn in any Contract Year prior to incurring surrender charges.

Annuitant - The person on whose life this contract is issued.

Annuity Commencement Date - The date on which annuity payments are to begin as described under Settlement Provisions in this contract.

Annuity Unit - An accounting unit of measure used to calculate the amount of annuity payments under the variable annuity option.

Beneficiary - The person entitled to receive benefits as per the terms of the contract in case of the death of the Contract Owner or Annuitant, as applicable.

Company - The Hartford Life Insurance Company.

Contingent Annuitant - The person so designated by the Contract Owner who, upon the Annuitant’s death, prior to the Annuity Commencement Date, becomes the Annuitant.

Contract Anniversary - An anniversary of the Contract Date. Similarly, Contract Years are measured from the Contract Date. The Contract Date is shown on Page 3.

Contract Maintenance Fee - An amount which is deducted from the value of the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier.

Contract Owner - The owner(s) of the contract.

Contract Value - The value of the Sub-Accounts plus the value of the Fixed Account on any day.

Date of Issue - The date on which an Account is established for the Contract Owner by the Company.

Dollar Cost Averaging - Contract Owner initiated systematic transfers from one or more Accounts to any other available Sub-Accounts.

Due Proof of Death - A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.

Fixed Account - Part of the Company’s General Account to which all or a portion of the Contract Value may be allocated.

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N462R0.FRM

DEFINITION OF	Fund(s) - Currently the Funds specified on Page 3 or any other Fund(s) that may be

CERTAIN TERMS	added by the Company.
(Continued)
General Account - All assets of the Company other than those allocated to the Separate Accounts of the Company.

Maximum Anniversary Value - A value used in determining the death benefit. It is based on a series of calculations of Account Values on Contract Anniversaries, premium payments and partial surrenders.

As of the date of death, the Company will calculate an Anniversary Value for each Contract Anniversary prior to the deceased's attained age 81. The Anniversary Value is equal to the Account Value on a Contract Anniversary, increased by the dollar amount of any premium payments made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary. The Maximum Anniversary Value is equal to the greatest Anniversary Value attained from this series of calculations.

Premium Tax - The amount of tax, if any, charged by a federal, state or municipal entity on premium payments or Contract Values.

Separate Account - An Account established by the Company to separate the assets funding the variable benefits for the class of contracts to which this contract belongs from the other assets of the Company. The assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. The Separate Account and the Funds, which are the underlying securities of the Separate Account, are listed on the Contract Specifications on Page 3 of this contract.

Sub-Account - The subdivisions of the Separate Account which are used to determine how the Contract Owner’s Account is allocated between the Funds.

Termination Value - The value of the contract upon termination, as described in the section of the contract captioned “Termination Provisions.”

Valuation Day - Every day the New York Stock Exchange is open for trading.

PREMIUM	Premium Payments
PAYMENTS
Premium payments are payable at the Administrative Office of the Company. Payments may be made by check payable to Hartford Life Insurance Company or by any other method which the Company deems acceptable.

The Initial Premium Payment is shown on Page 3. This is a flexible premium annuity. Additional payments may be accepted by the Company. The additional payments must be at least equal to the minimum subsequent premium payment shown on Page 3.

Allocation of Premium Payments

The Contract Owner shall specify that portion of any premium payment to be allocated to each Account, provided, however, that the minimum allocation to any Account may not be less than the Company’s minimum amount then in effect.

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    N462R0.FRM

PREMIUM    The Contract Owner may transfer Contract Values held in the Accounts into other PAYMENTS    Accounts; however, the Company reserves the right to limit the number of transfers (Continued)    to no more frequently than 12 per Contract Year with no two transfers being made on consecutive Valuation Days. Subject to the following two paragraphs, any such limitations will apply to all Contract Owners.

The right to reallocate Contract Values between the Accounts is subject to modification if the Company determines, in its sole opinion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Any modification could be applied to transfers to or from some or all of the Accounts and could include, but not be limited to, the requirement of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Contract Owner, or limiting the dollar amount that may be transferred between the Accounts by a Contract Owner at any one time. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other Contract Owners.

The maximum amount transferable from the Fixed Account during any Contract Year is the greater of 30% of the Fixed Account balance as of the last Contract Anniversary or the greatest of any prior transfer from the Fixed Account. This limitation does not apply to Dollar Cost Averaging. However, if any interest rate is renewed at a rate at least one percentage point less than the previous rate, the Contract Owner may elect to transfer up to 100% of the Funds receiving that reduced rate within 60 days of notification of the interest rate decrease. Transfers may not be made from the Sub-Accounts into the Fixed Account for the six-month period following any transfer from the Fixed Account into the other Sub-Accounts. The Company reserves the right to defer transfers from the Fixed Account for up to six months from the date of request.

CONTRACT	Annuitant, Contingent Annuitant, Contract Owner
CONTROL

PROVISIONS	The Annuitant may not be changed.

The designations of Contract Owner and Contingent Annuitant will remain in effect until changed by the Contract Owner. Changes in the designation of the Contract Owner may be made during the lifetime of the Annuitant by written notice to the Company. Changes in the designation of Contingent Annuitant may be made at any time prior to the Annuity Commencement Date by written notice to the Company. Notwithstanding the foregoing, if no Contingent Annuitant has been named and the Contract Owner/Annuitant’s spouse is the Beneficiary, it will be assumed that the Contract Owner/Annuitant’s spouse is the Contingent Annuitant.

The Contract Owner has the sole power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract. The rights of the Contract Owner shall be subject to the rights of any assignee of record with the Company and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options and privileges, except with respect to the Termination and Partial Surrender/Annual Withdrawal Amount Provisions and change of ownership.

VA94-6/7	Page 6 Printed in U.S.A.
N413RO.FRM

CONTRACT    Beneficiary
CONTROL

PROVISIONS	The Designated Beneficiary will remain in effect until changed by the Contract

(Continued)
Owner. Changes in the Designated Beneficiary may be made during the lifetime of the Annuitant by written notice to the Administrative Office of the Company. If the Designated Beneficiary has been designated irrevocably, however, such designation cannot be changed or revoked without such Beneficiary’s written consent. Upon receipt of such notice and written consent, if required, at the Administrative Office of the Company, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt of such notice. The change will be subject to any payments made or other action taken by the Company before the receipt of the notice.

In the event of the death of the Annuitant when there is no surviving Contingent Annuitant, the Beneficiary will be as follows. If the death of the Annuitant occurs prior to the Annuity Commencement Date, the Beneficiary shall be the surviving Contract Owner, or joint Contract Owners, if applicable, notwithstanding that the Designated Beneficiary may be different. Otherwise, the Beneficiary will be the Designated Beneficiary then in effect. If the Annuitant is the sole Contract Owner and there is no Designated Beneficiary in effect, the Annuitant’s estate will be the Beneficiary.

In the event of the death of a Contract Owner prior to the Annuity Commencement Date, the Beneficiary will be as follows. If the owner was the sole Contract Owner, the Beneficiary shall be the Designated Beneficiary then in effect. If no Beneficiary designation is in effect or if the Designated Beneficiary has predeceased the Contract Owner, the Contract Owner’s estate shall be the Beneficiary. At the first death of a joint Contract Owner prior to the Annuity Commencement Date, the Beneficiary shall be the surviving Contract Owner notwithstanding that the Designated Beneficiary may be different.

GENERAL	The Contract
PROVISIONS
This contract constitutes the entire contract.

Modification

No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary or an Assistant Secretary of the Company.

The Company reserves the right to modify the contract, but only if such modification: (i) is necessary to make the contract or the Separate Account comply with any law or regulation issued by a governmental agency to which the Company is subject; (ii) is necessary to assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts; (iii) is necessary to reflect a change in the operation of the Separate Account or the Sub-Account(s); (iv) provides additional Account options; or (v) withdraws Account options. In the event of any such modification, the Company will provide notice to the Contract Owner, or to the payee(s) during the annuity period. The Company may also make appropriate endorsement in the Contract to reflect such modification.

VA94-6/7     Page 7                       Printed in U.S.A.

GENERAL         Minimum Value Statement
PROVISIONS
(Continued)    Any Termination Values, death benefits or settlement provisions available under     this contract equal or exceed those required by the state in which the contract is     delivered.

Non-Participation

This contract does not share in the surplus earnings of the Company. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

Misstatement of Age and Sex

If the age or sex of the Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by that portion of the amounts allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity. Any underpayments by the Company shall be made up immediately and any over-payments shall be charged against future amounts becoming payable.

If the age of the Annuitant or Contract Owner has been misstated, the amount of any death benefit payable shall be determined based upon the correct age of the Annuitant or Contract Owner.

Incontestability

We cannot contest this Contract.

Reports to the Contract Owner

There shall be furnished to each Contract Owner copies of any shareholder reports of the Funds and of any other notices, reports or documents required by law to be delivered to Contract Owners. Annually, a statement of the Contract Value is sent to the Contract Owner.

Voting Rights

The Company shall notify the Contract Owner of any Fund shareholder’s meetings at which the shares held for the Contract Owner’s Account may be voted and shall also send proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the shares held for the Contract Owner’s Account. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from Contract Owners. The Company will vote the Fund shares held by it in accordance with the instructions received from the Contract Owners having the right to give voting instructions. If a Contract Owner desires to attend any meeting which shares held for the Contract Owner’s benefit may be voted, the Contract Owner may request the Company to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner’s Account.

VA94-8/9     Page 8                       Printed in U.S.A.

GENERAL	In the event that the Contract Owner gives no instructions or leaves the manner of

PROVISIONS	voting discretionary, the Company will vote such shares of the appropriate Fund in

(Continued)
the same proportion as shares of that Fund for which instructions have been received. Also, the Company will vote the Fund Shares in this proportionate manner which are held by the Company for its own Account. During the annuity period under a contract the number of votes will decrease as the assets held to fund annuity benefits decrease.

Substitution

The Company reserves the right to substitute the shares of any other registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account provided that the substitution has been approved by the Securities and Exchange Commission.

Change in the Operation of the Separate Account

At the Company's election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of the Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the Securities and Exchange Commission.

Proof of Survival

The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

VALUATION
PROVISIONS    Net Premium Payments

The net premium payment is equal to the premium payment minus any applicable Premium Taxes. The net premium payment is applied to provide Fixed Account values or Sub-Account Accumulation Units with respect to the Sub-Account(s) selected by the Contract Owner.

The number of Accumulation Units credited to each Sub-Account is determined by dividing the net premium payment allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account, next computed after the receipt of a premium payment by the Company. The number of Accumulation Units so determined will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as described below.

The Company will determine the value of the Fixed Account by crediting interest to amounts allocated to the Fixed Account. The minimum Fixed Account interest rate is the rate shown on Page 3, compounded annually. The Company, at its discretion, may credit interest rates greater than the minimum Fixed Account interest rate.

VA94-8/9     Page 9                       Printed in U.S.A.
N416RO.FRM

VALUATION	Net Investment Factor
PROVISIONS

(Continued)
The net investment factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that Fund) divided by the net asset value per share of the corresponding Fund at the beginning of the valuation period and subtracting from that amount the mortality and expense risk charge and the administration charge shown on Page 3. The General Account net investment factor is guaranteed to be equal to the Minimum Fixed Account Interest Rate shown on Page 3.

Accumulation Unit Value

The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by the net investment factor for that Sub-Account for the valuation period then ended. The value of the Sub-Account on each Valuation Day is then determined by multiplying the number of Accumulation Units in that Sub-Account by the Accumulation Unit Value on that Valuation Day.

Annuity Unit Value

The value of an Annuity Unit for each Sub-Account of the Separate Account will vary to reflect the investment experience of the applicable Funds and will be determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) the net investment factor for that Sub-Account for the day for which the Annuity Unit value is being calculated, and
(b) 0.999866, which is a factor that neutralizes an assumed interest rate of 5%.

Contract Maintenance Fee

During each year that this contract is in force prior to the Annuity Commencement Date, a fee will be deducted from the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier. The fee will be charged against the Contract Value by reducing the Fixed Account value and, with respect to the Sub-Accounts, the number of Accumulation Units held on that date on a pro-rata basis with respect to each active Account.

The number of Accumulation Units deducted from the Sub-Account is determined by dividing the pro-rata portion of the Contract Maintenance Fee applicable to that Sub-Account, by the value of an Accumulation Unit for the Sub-Account at the end of the Contract Year, or on the date of surrender, as applicable.

TERMINATION	Termination Prior to the Annuity Commencement Date
PROVISIONS
Full Surrender

At any time prior to the Annuity Commencement Date, the Contract Owner has the right to terminate the contract by submitting a written request to the Administrative Office of the Company. In such event, the Termination Value of the contract may be taken in the form of a cash settlement.

VA94-10/11     Page 10                       Printed in U.S.A.
N417RO.FRM

TERMINATIONS    The Termination Value of the contract is equal to the Contract Value less:
PROVISIONS

(Continued)	(a) any applicable Premium Taxes not previously deducted;
(b) the Contract Maintenance Fee as specified on Page 3; and
(c) any applicable contingent deferred sales charges as specified on Page 3.

The Termination Value provided by the contract is not less than the minimum values required by the insurance laws of the state in which this contract is issued.

Partial Surrenders/Annual Withdrawal Amount

The Contract Owner may request, in writing, a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to the Company’s minimum amount rules then in effect. If the remaining Contract Value following such surrender is less than the Company’s minimum amount rules, the Company will terminate the contract and pay the Termination Value.

The contingent deferred sales charge will be assessed against any Contract Values surrendered as described on Page 3. However, on a noncumulative basis, the Contract Owner may make partial surrenders during any Contract Year, up to the Annual Withdrawal Amount shown on Page 3 and the contingent deferred sales charge will not be assessed against such amounts. Surrender of Contract Values in excess of the Withdrawal Amount and additional surrenders made in any Contract Year will be subject to the contingent deferred sales charge, as described on Page 3, if applicable.

For Federal tax purposes, any surrenders will be deemed to be first from earnings, to the extent that they exist, and then from the premium payments.

Termination After the Annuity Commencement Date

This contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Options Four and Five.

Payment on Surrender - Deferral of Payment

Payment on any request for surrender will be made as soon as possible and, with respect to the Contract Values in the Sub-Accounts, no later than seven days after the written request is received by the Company. However, such payment may be subject to postponement:

(a) for any period during which the New York Stock Exchange is closed or during which trading on the New York Stock Exchange is restricted;

(b) for any period during which an emergency exists as a result of which (i) disposal of the securities held in the Sub-Accounts is not reasonably practicable, or (ii) it is not reasonably practicable for the value of the net assets of the Separate Account to be fairly determined; and

(c)    for such other periods as the Securities and Exchange Commission may, by order, permit for the protection of the Contract Owners. The conditions under which trading shall be deemed to be restricted or any emergency shall be deemed to exist shall be determined by rules and regulations of the Securities and Exchange Commission.

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N418RO.FRM

TERMINATION	The Company may defer payment of any amounts from the Fixed Account for up

PROVISIONS	to six months from the date of the request to surrender. If the Company defers

(Continued)	payment for more than 30 days, the Company will pay interest of at least 3% per annum on the amount deferred.

Death Benefit

If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Contract Owner dies before the Annuity Commencement Date, the Death Benefit will be payable as determined under the Contract Control Provisions. The Death Benefit is calculated as of the date the Company receives written notification of Due Proof of Death at the Administrative Office of the Company.

The Death Benefit will be the greatest of:

(a)	The Contract Value on the date of receipt of Due Proof of Death at the
Administrative Office of the Company; or

(b) The Maximum Anniversary Value as described on Page 5 of this Contract; or

(c) 100% of all premium payments made under the Contract, reduced by the dollar amount of any partial surrenders since the Date of Issue.

The Death Benefit may be taken in one sum or under any of the settlement options then being offered by the Company provided, however, that, in the event of a Contract Owner’s death, any settlement option must provide that any amount payable as a death benefit will commence upon notification of Due Proof of Death and be completed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Notwithstanding the foregoing, in the event of the Contract Owner’s death where the sole Beneficiary is the spouse of the Contract Owner and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the death benefit, to be treated as the Contract Owner.

When payment is taken in one sum, payment will be made within 7 days after the date Due Proof of Death is received, except when the Company is permitted to defer such payment under the Investment Company Act of 1940.

Annuity Commencement Date

The Annuity Commencement Date is shown on Page 3. This date may be changed by the Contract Owner with 30 days advance written notification, and may be the fifteenth day of any month before or including the month of the Annuitant’s 90th birthday. In the event the Contingent Annuitant becomes the Annuitant and in the absence of a written election to the contrary, the Annuity Commencement Date will be the fifteenth day of the month coincident with or next following the Annuitant’s 90th birthday.

VA94-12/13     Page 12                       Printed in U.S.A.

SETTLEMENT	Election of Annuity Option
PROVISIONS

(Continued)	The Contract Owner may elect to have the Termination Value, without deduction for any contingent deferred sales charge, applied on the Annuity Commencement Date under any one of the annuity options described below except the fifth option or under any of the settlement options then being offered by the Company. The Termination Value is determined on the basis of the Accumulation Unit value of each Sub-Account and the value of the Fixed Account no later than the fifth Valuation Day preceding the date annuity payments are to commence.

Date of Payment

The first payment under any option shall be made on the fifteenth day of the month immediately following approval of claim for settlement. Subsequent payments shall be made on the fifteenth day of each subsequent month in accordance with the manner of payment selected.

Death of the Annuitant

In the event of the death of the Annuitant while receiving annuity payments, the present value of any remaining payments will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company. If the Annuitant was also the Contract Owner, any method of distribution must provide that any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at the Contract Owner’s death. In the case of the Separate Account calculations, for such present value of the remaining payments the Company will assume a net investment rate of 5% per annum. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value. In the case of the General Account the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment.

Allocation of Annuity
The person electing an annuity option may further elect to have the value of the contract applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Once every 3 months, following the commencement of annuity payments, the Contract Owner may elect, in writing, to transfer among any Sub-Account(s) on which variable annuity payments are based. No transfers may be made between the Sub-Accounts and the General Account.

If no election is made to the contrary, the value of each Sub-Account shall be applied to provide a variable annuity based thereon, and the value of the Fixed Account shall be applied to provide a fixed dollar annuity.

Variable Annuity and Fixed Dollar Annuity

Variable Annuity - A variable annuity is an annuity with payments increasing or decreasing in amount in accordance with the net investment results of the Sub-Account(s) of the Separate Account (as described in the Valuation Provisions). After the first monthly payment for a variable annuity has been determined in accordance with the provisions of this contract, a number of Sub-Account Annuity Units is determined by dividing that first monthly payment by the appropriate Sub-Account Annuity Unit value on the effective date of the annuity payments.

VA94-12/13     Page 13                       Printed in U.S.A.
N420R0.FRM

SETTLEMENT	Once variable annuity payments have begun, the number of Annuity Units remains

PROVISIONS	fixed with respect to a particular Sub-Account. If the Contract Owner elects that

(Continued)
continuing annuity payments be based on a different Sub-Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the unit value is described under Valuation Provisions.

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may increase or decrease from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Sub-Account Annuity Units by the Sub-Account Annuity Unit value as described in the Valuation Provisions. The Sub-Account Annuity Unit value will be determined no earlier than the fifth Valuation Day preceding the date the annuity payment is due.

The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the expense results and in the actual mortality experience of payees from the mortality assumptions, including any age adjustment, used in determining the first monthly payment.

Fixed Dollar Annuity - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period.

Annuity Options

FIRST OPTION - Life Annuity - An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION - Life Annuity with 120, 180 or 240 Monthly Payments Certain - An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FOURTH OPTION - Payment for a Designated Period - An amount payable monthly for the number of years selected which may be from 5 to 30 years. The remaining balance of proceeds in the General Account or the Separate Account for any day is equal to the balance on the previous day decreased by the amount of any installment paid on that day and the remainder multiplied by the applicable net investment factor for the day as described in the valuation provisions. Any surrender out of this option will be subject to contingent deferred sales charges, as described on Page 3.

If this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1954 as amended, the fourth option shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by the Company.

VA94-14/15     Page 14                       Printed in U.S.A.
N421R0.FRM

SETTLEMENT	FIFTH OPTION - Death Benefit Remaining with the Company - Proceeds from the

PROVISIONS	Death Benefit left with the Company for a period not to exceed five years from the

(Continued)
date of the Contract Owner's death prior to the Annuity Commencement Date. The proceeds will remain in the Sub-Account(s) to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial withdrawals may be made at any time. In the event of withdrawals, the remaining value will equal the Contract Value of the proceeds left with the Company, minus any withdrawals.

In the absence of an election by the Contract Owner, the Termination Value, without deduction for any contingent deferred sales charge, will be applied on the Annuity Commencement Date under the second option to provide a life annuity with 120 monthly payments certain.

ANNUITY TABLES	Description of Tables

The attached tables show the minimum dollar amount of the first monthly payments for each $1,000 applied under the options. Under the First or Second Options, the amount of each payment will depend upon the age and sex of the payee at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

The variable payment annuity tables for the First, Second and Third Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and an interest rate of 5% per annum. The table for the Fourth Option is based on an interest rate of 5% per annum.

The fixed annuity payment tables for the First, Second and Third Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and an interest rate of 3% per annum. The table for the Fourth Option is based on an interest rate of 3% per annum.

Once the Contract Owner has elected an annuity option, that election may not be changed with respect to any Annuitant following the commencement of annuity payments.

Minimum Payment

No election of any options or combination of options may be made under this contract unless the first payment for each affected Account would be at least equal to the minimum payment amount according to Company rules then in effect. If at any time, payments to be made to any payee from each Account are or become less than the minimum payment amount, the Company shall have the right to change the frequency of payment to such intervals as will result in a payment at least equal to the minimum. If any amount due would be less than the minimum payment amount per annum, the Company may make such other settlement as may be equitable to the payee.

VA94-14/15     Page 15                       Printed in U.S.A.
N422R0.FRM

INDIVIDUAL FLEXIBLE PREMIUM
VARIABLE ANNUITY CONTRACT

Hartford Life Insurance Company
P.O. Box 2999
Hartford, Connecticut 06104-2999

HLVA94    Made in U.S.A.
N456R0.FRM

DISABILITY RIDER    This rider is issued as a part of the Contract to which it is attached. The Date of Issue and Contract Date applicable to this rider are the same as that of the Contract. Except where this rider provides otherwise, it is subject to all conditions and limitations of such Contract.

Waiver of Contingent Deferred Sales Charge The Benefit
We will waive the contingent deferred sales charge which would occur as a result of partial or full surrender of the Contract Values if, prior to age 65, the Annuitant becomes totally disabled and is totally disabled at the time of surrender request.

To qualify for this benefit, the Contract Owner must provide written proof, satisfactory to the Company, that the Annuitant is totally disabled.

Definition of Total Disability

Total Disability means a disability which:

(a)	results from bodily injury or disease;

(b)	begins while this contract and this rider are in force;

(c)	has existed continuously for at least 12 months; and

(d)	prevents the Annuitant from engaging in an occupation.

During the first 12 months of disability, occupation means the Annuitant’s regular occupation. Thereafter, occupation means that for which the Annuitant is reasonably fitted by:

(a)	education;

(b)	training; or

(c)	experience.

Signed for Hartford Life Insurance Company

HLVA94DIS

AMENDATORY RIDER

This Rider is issued as a part of the contract to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such contract.

1.The following is added to the DEFINITION OF CERTAIN TERMS provision:

DCA Program Fixed Account(s) - Account(s) established to be used for the Dollar Cost Averaging program(s). It is part of the Company’s General Account.

2.	The following is added to the PREMIUMS PAYMENTS provision:

Dollar Cost Averaging Program

From time to time, the Company may offer and the Contract Owner may enroll in a Dollar Cost Averaging Program (the “Program“). Prior to enrollment, the Contract Owner may obtain the available account(s), duration(s), or credited rates.

The Contract Owner may terminate participation in the Program at any time by calling or writing the Company. In such event, the remaining balance in the DCA Program Fixed Account will be transferred to the Account(s) designated by the Contract Owner.

3.	The following is added to the Premium Payments section of the PREMIUM PAYMENTS provision:

If the Contract Owner is exchanging from one of the Company’s existing contracts, the Contract Owner may be eligible for certain credits applied to the amount exchanged. Eligibility for such credits will be extended to all members of any class of business the Company designates.

4.	The following is added to the CONTRACT CONTROL PROVISIONS:

If the Contract Owner is not the Annuitant and if no Contingent Annuitant has been named, the Contract Owner (or in the case of joint Contract Owners, the younger Contract Owner) will be presumed to be the Contingent Annuitant. The Contract Owner may waive this presumption.

5.The following is added to the TERMINATION PROVISIONS: Calculation of the Death Benefit
Should the Contract Owner or Annuitant die before the Annuity Commencement Date, any Death Benefit payable will be calculated as of the date written notification of Due Proof of Death is received by the Company.

HL-VA6AR99    Page 1 of 3    Printed in U.S.A.
T580R0.FRM

Calculation of the Death Benefit (Continued)
If the calculated Death Benefit exceeds the Contract Value, the difference will be allocated to the Sub-Account(s) in accordance with the last Sub-Account allocation instructions received from the Contract Owner.

During the time period between the Company’s receipt of written notification of Due Proof of Death and the Company’s receipt of complete settlement instructions from each Beneficiary, the calculated Death Benefit amount will be subject to market fluctuations.

Death On or After the Annuity Commencement Date
If the Contract Owner dies, and the Annuitant is living, the designated Beneficiary will become the Contract Owner.

If the Annuitant dies, the Contract Owner will be the Beneficiary. If a Death Benefit is payable, the rights of the designated Beneficiary are voided. If the Annuitant who is also the Contract Owner dies, the designated Beneficiary will be the Beneficiary.

The Death Benefit will be calculated as in the manner described in the settlement option then in effect as of the date written notification of Due Proof of Death is received by the Company.

Settlement of the Death Benefit

As of the date of receipt of complete disbursement instructions from the Beneficiary, the amount to be paid or applied to a selected settlement option will be computed. When there is more than one Beneficiary, the amount will be calculated for each Beneficiary’s share of the proceeds and paid or applied to a selected settlement option according to and upon each Beneficiary’s instructions. If the date of receipt of complete instructions falls on a non-Valuation Day, the amount will be computed on the next Valuation Day.

When payment is taken in one sum, payment will be mailed within 7 days of the Company’s receipt of complete instructions, except when the Company is permitted to defer such payment under the Investment Company Act of 1940.

Distribution Requirements
Subject to the Alternative Election or Spouse Beneficiary provisions below,
a)If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within five years after such death; and
b)If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of such death.

If the Contract Owner is not an individual, then for purposes of the preceding paragraph a or b, the primary Annuitant will be treated as the Contract Owner

Alternative Election to Satisfy Distribution Requirements
If any portion of the interest of a Contract Owner described above is payable to or for the benefit of a designated Beneficiary, and the Beneficiary elects after the Contract Owner’s death to have the benefit distributed over a period that:

a)	does not extend beyond such Beneficiary’s life (or life expectancy); and

b)	does commence within one year of the date of death,
then for purposes of satisfying the Distribution Requirements above, the benefit will be treated as distributed entirely on the date such periodic distributions begin.

Spouse Beneficiary
In the event of the death of a Contract Owner and there is no joint Contract Owner, and a Beneficiary is the Contract Owner’s spouse and the Annuitant (or Contingent Annuitant, if applicable) is alive, the contract will continue with the spouse as the Contract Owner, unless the spouse elects to be paid a Death Benefit settlement option. This provision will apply only once with respect to this contract.

HL-VA6AR99    Page 2 of 3    Printed in U.S.A.
T581R0.FRM

1.	The Annuity Commencement Date: section of the SETTLEMENT PROVISIONS is revised as follows:

The Annuity Commencement Date is shown on Page 3. You may change the date by notifying Us within 30 days prior to the Annuity Commencement Date. This date will not be deferred beyond the Valuation Day immediately following the later of:

a)	the Annuitant’s 90th birthday; or

b)	the end of the tenth Contract Year

unless the Contract Owner elects a later Annuity Commencement Date subject to laws and regulations then in effect and Our approval.

2.	The Date of Payment section of the SETTLEMENT PROVISIONS is revised as follows:

The first Annuity payment is payable on the Annuity Commencement Date. The remaining Annuity payments are computed and payable as of the same day of the month as the Annuity Commencement Date, based on the elected Annuity payment frequency.

Signed for Hartford Life Insurance Company

HL-VA6AR99(3)    Page 3 of 3    Printed in U.S.A.
T582R0.FRM

EXTENDED WITHDRAWAL    This rider is issued as a part of the Contract to which it is attached. The Date of

PRIVILEGE RIDER	Issue and Contract Date applicable to this Rider are the same as those of the Contract. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Contract.

The following provision is added to the Contract: EXTENDED WITHDRAWAL PRIVILEGE
Beginning in the Contract Year in which the Annuitant attains age 70 1/2, annually, the amount available without the application of the Contingent Deferred Sales Charge ("Charge") is the greater of:

1.	The withdrawal amount referred to as either an Annual Withdrawal Amount, an Annual Withdrawal Privilege Amount or a Withdrawal Privilege Amount on Page 3 of the Contract; or

2.
An amount obtained by multiplying the Account Value on December 31st of the previous calendar year by a percentage taken from the table below and reduced by any withdrawals made during the current Contract Year. The percentage to be used will be based on the Annuitant's attained age on December 31st of the previous calendar year.

Attained Age	Percentage	Attained Age	Percentage
70	6.3%	81	11.3%
71	6.6%	82	11.9%
72	6.9%	83	12.7%
73	7.2%	84	13.6%
74	7.6%	85	14.5%
75	8.0%	86	15.4%
76	8.4%	87	16.4%
77	9.0%	88	17.6%
78	9.5%	89	18.9%
79	10.0%	90	20.0%
80	10.6%

Signed for Hartford Life Insurance Company

HLVAMINDIS95                                            Printed in U.S.A.

O388R0.FRM

WAIVER OF SALES CHARGE RIDER

This rider is issued as part of the Annuity Contract to which it is attached. The Date of Issue and Contract Date applicable to this rider are the same as that of the Contract. Except where this rider provides otherwise, it is subject to all conditions and limitations of such Contract.

Benefit:
We will waive any contingent deferred sales charge applicable to a partial or full surrender of the Contract Value if the Covered Person has met the requirements of Eligible Confinement as described below. This benefit will be provided if the Contract Owner provides written proof of Eligible Confinement which is satisfactory to the Company and requests the partial surrender or full surrender of Account Value within 91 days of the last day of confinement.

Definitions:    The following definition is added to Your contract.

Covered Person: (a) the current Contract Owner(s) if the Contract Owners(s) has (have) been Contract Owner(s) continuously since the Date of Issue and if not confined at the time the contract was purchased; and (b) the Annuitant, if not confined at the time the contract was purchased.

Eligible Confinement: Confinement must be at the recommendation of a physician for medically necessary reasons, for at least 180 consecutive calendar days, to:

a)	a hospital recognized as a general hospital by the proper authority of the state in which it is located; or

b)	a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or

c)	a facility certified as a hospital by Medicare; or

d)	a nursing home licensed by the state in which it is located and which has a registered nurse on duty 24 hours a day; or

e)	a facility certified by Medicare as a long term care facility.

Signed for Hartford Life Insurance Company

HL-VA98NHR    Printed in U.S.A.

OPTIONAL    This rider is issued as part of the contract to which it is attached. This rider cannot DEATH BENEFIT    be terminated either by the Contract Owner or the Company. Except where this ENHANCEMENT    rider provides otherwise, it is subject to all of the terms and conditions of the contract. RIDER

RIDER BENEFITS    Spouse Beneficiary
If the contract continues with the spouse as the Contract Owner, subject to the conditions of the Spouse Beneficiary provision as set forth in the contract, the Death Benefit will be calculated on receipt of Due Proof of Death. If the Contract Value is less than the calculated Death Benefit amount, the Contract Value will be increased to equal the calculated Death Benefit amount.

Death Benefit
If the Contract Owner or Annuitant dies before the Annuity Commencement Date a Death Benefit is payable. This rider adds an Interest Accumulation feature to the calculation of that Death Benefit. The Death Benefit is calculated as of the date Due Proof of Death is received by the Company and is the greatest of:

(a)	the Contract Value; or

(b)	100% of all premium payments made under the contract, reduced by the dollar amount of any partial surrenders since the Date of Issue or;

(c)	the Maximum Anniversary Value as described in the contract; or

(d)	the Interest Accumulation Value commencing on the date the rider is added to the contract.

INTEREST    Prior to the decedent’s date of death or 81st birthday, if earlier, the Interest Accumulation ACCUMULATION    Value is equal to the Contract Value as of the date this rider is added (“Beginning VALUE    Contract Value”) plus any premium payments made after the date this rider is added to the contract, less proportional adjustments for partial surrenders taken after this rider is added to the contract, compounded daily at an annual interest rate of 5.0%. The proportional adjustment for partial surrenders is calculated by:

a)	dividing the gross amount of the partial surrender by the prior day’s Contract Value, and

b)	multiplying the result of (a) by the prior Valuation Day’s Interest Accumulation Value.

On or after the decedent’s 81st birthday or date of death, the Interest Accumulation Value will no longer compound. After that date, the Interest Accumulation Value will be adjusted by adding any subsequent payments and subtracting proportional adjustments, for partial surrenders, as described above.

The Interest Accumulation Value will be limited to 200% of the Beginning Contract Value, plus 200% of all premium payments made after the date this rider is added, minus proportional adjustments for partial surrenders made after the date the rider is added.

HL-VA94OPTDBS    Page 1 of 2    Printed in U.S.A.
T501R0.FRM

RIDER CHARGE	The charge for this rider is added to the net investment factor. The net investment factor for each Sub-Account is:

a)	the net asset value per share of the corresponding Fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that Fund); divided by

b)	the net asset value per share of the corresponding Fund at the beginning of the valuation period; minus

c)	the mortality and expense risk charge and any applicable administration charge, adjusted for the number of days in the valuation period; minus
d)the charge for this rider, adjusted for the number of days in the valuation period. The charge for this rider is [.25%] per annum of the daily value of the Sub-Accounts. Signed for Hartford Life Insurance Company

HL-VA94OPTDBS    Page 2 of 2    Printed in U.S.A.
T502R0.FRM

AMENDATORY RIDER

This Rider is issued as a part of the Contract to which it is attached. The Date of Issue and Contract Date applicable to this Rider are the same as those of the Contract. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Contract.

The Death Benefit section of the Termination Provisions and the Settlement Provisions are amended by the addition of the following:

If any Contract Owner dies before the Annuity Commencement Date and the Death Benefit payable under the Contract is taken in one sum, that sum will be paid no later than five years after the date of death.

In the event of any Contract Owner’s death where the sole Beneficiary is the spouse of the Contract Owner and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to be treated as the Contract Owner. Only one such spousal election is permitted with respect to any one Contract.

Notwithstanding any provision to the contrary, if the Contract is owned by a corporation or other non- individual, a Death Benefit will be paid upon the death of the Annuitant prior to the Annuity Commencement Date. Such benefit will be payable only as one sum or under the same settlement options and in the same manner as if an individual Contract Owner died on the date of the Annuitant’s death.

If any Contract Owner or Annuitant dies on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, unless paid over a period not extending beyond the life expectancy of the designated Beneficiary or over the life of the designated Beneficiary and such payments commence within one year after the date of death.

The Contract to which this Rider is attached is intended to qualify as an annuity contract for Federal tax purposes. To that end, the provisions of the Contract are interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary.

Signed for Hartford Life Insurance Company

HL-IND72S(1)                                            Printed in U.S.A.

M327R0.FRM

[COMPANY]
[200 Hopmeadow Street
Simsbury, CT 06089]

Amendatory Rider

Annuity Commencement Date Deferral Option

This Amendatory Rider (“Rider”) provides an option to defer your Annuity Commencement Date subject to limitations outlined below. Capitalized terms have the meanings set forth in your Contract.

“We”, “us” and “our” mean Hartford Life Insurance Company or Hartford Life and Annuity Insurance Company. “You” and “your” mean the Contract Owner.

We will notify you prior to your Annuity Commencement Date of the options available to you at your Annuity Commencement Date.  If one of the options available at that time is the Annuity Commencement Date Deferral Option, you may elect this option by sending to our Administrative Offices the properly completed form during the election period. The election period begins when we send you this Rider and ends on your Annuity Commencement Date. If elected, the Rider will become effective on the Annuity Commencement Date (“Rider Effective Date”). This option may only be elected once.

If you elect this option, then, on the Rider Effective Date:

a)
The death benefit described in your contract and any optional death benefit will be terminated and the new death benefit will be the Contract Value on the date of receipt of Due Proof of Death at our Administrative Offices. If any optional death benefit rider is terminated based on the acceptance of this Rider, the charge for that rider will be eliminated.

b)	This Rider supersedes any conflicting provisions of your Contract or any optional rider.

c)	The Annuity Commencement Date will be deferred to the Annuitant’s [100th] birthday (“Deferred Annuity Commencement Date”).

d)
If this contract is issued to qualify under Section 401, 403 or 408 of the Internal Revenue Code of 1954, as amended (” Qualified Contract”) if you choose either of the following annuity options, Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain or Payments for a Designated Period, the guaranteed payment period must be less than the life expectancy of the Annuitant at the time the annuity option becomes effective. The life expectancy will be determined by the then current IRS life expectancy table.

e)	For Qualified Contracts, the default annuity option is Life Annuity with 60 Monthly Payments Certain.

If your Spouse continues the Contract after the Rider Effective Date, the terms of the Deferral Option will remain in force and, if as a result of the continuation the Annuitant changes, the Deferred Annuity Commencement Date will be adjusted to be the new Annuitant’s [100th] birthday.

If the Contingent Annuitant continues the Contract after the Rider Effective Date, the terms of the Deferral Option will remain in force and the Deferred Annuity Commencement Date will be adjusted to be the new Annuitant’s [100th] birthday.

On the Rider Effective Date, the following changes will be made to your contract.

The following replaces the definition of Fixed Account under the section titled DEFINITION OF CERTAIN TERMS

Part of Our General Account to which a portion of the Contract Value may be allocated. Any transfers, deductions or surrenders from the Fixed Account will be accounted for on a first in, first out basis.

The following replaces the second paragraph in the section titled Death Benefits.

The Death Benefit will be the Contract Value on the date Due Proof of Death is received at the Administrative Offices of the Company.

The following replaces the first sentence in the last paragraph in the section titled Allocation of Premium Payments.

On the Rider Effective Date a maximum of 20% of Contract Value may be allocated to the Fixed Account. This limit is calculated as of the Valuation Day immediately prior to the Rider Effective Date. Any amount over 20% will be moved out via a Dollar Cost Averaging program with a duration of six months or less.

On or after the Rider Effective Date the existing restriction on the maximum amount transferrable from the Fixed Account during any Contract Year will be waived.

On or after the Rider Effective Date you may transfer amounts from existing funds to the Fixed Account until the total amount in the Fixed Account reaches a maximum of 20% of the Contract Value. The Contract Value is calculated on the Valuation Day immediately before the transfer.

On or after the Rider Effective Date a maximum of 20% of any additional premium payments may be allocated to the Fixed Account.

On or after the Rider Effective Date we will not accept a 1035 exchange, direct transfer, or direct rollover into your contract, unless the request to transfer money was received prior to the Election Period.

The following replaces the section titled Second Option under Annuity Options.

Second Option- Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain

An annuity providing monthly income to the payee for a fixed period of 60 months,
120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.

If this contract is issued to qualify under Section 401, 403 or 408 of the Internal Revenue Code of 1954 as amended, the second option shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the annuity option becomes effective. Such life expectancy will be determined by the then current IRS life expectancy table.

The following replaces the last sentence in the second paragraph in the section titled Fourth Option under Annuity Options.

Such life expectancy will be determined by the then current IRS life expectancy table.

The following replaces the final paragraph in the section titled Annuity Options.

If this contract is not issued to qualify under Section 401, 403 or 408 of the Internal Revenue Code of 1954 as amended. In the absence of an election by the Contract Owner, the termination Value, without deduction of any contingent deferred sales charge, will be applied on the Annuity Commencement Date under the second option to provide a life annuity with 120 monthly payments certain.

If this contract is issued to qualify under Section 401, 403 or 408 of the Internal Revenue Code of 1954 as amended. In the absence of an election by the Contract Owner, the termination Value, without deduction of any contingent deferred sales charge, will be applied on the Annuity Commencement Date under the second option to provide a life annuity with 60 monthly payments certain.

The following is added to the section titled SETTLEMENT PROVISIONS in the subsection titled Annuity Commencement Date.

Upon election of the Annuity Commencement Date Deferral Option, your Annuity Commencement Date will be changed to the Annuitant’s [100th] birthday.

There may be restrictions on your ability to participate in this voluntary option.

Signed for [COMPANY]
[

/s/ Brion Johnson	/s/ Lisa Levin
Brion Johnson, President        Lisa Levin, Corporate Secretary]